Exhibit 99.1

HERSHEY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2008
RESULTS; REAFFIRMS OUTLOOK FOR 2009

Focus on core brands delivers improved marketplace momentum

•	Fourth quarter and full-year 2008 net sales increase 2.6% and 3.8%

•	Fourth quarter earnings per share-diluted of $0.36 as reported and $0.59 from operations

•	Full-year 2008 reported earnings per share-diluted of $1.36 as reported and $1.88 from operations

•	FDMxC marketplace performance improves; retail takeaway and market share increased 5.2% and 0.5 points, respectively, in the fourth quarter

•	Outlook for 2009 growth in net sales 2-3%, with earnings per share-diluted from operations to increase, but less than long-term objective of 6-8%

HERSHEY, Pa., January 27, 2009 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the fourth quarter and year ended December 31, 2008. Consolidated net sales were $1,377,380,000 compared with $1,342,222,000 for the fourth quarter of 2007. Reported net income for the fourth quarter of 2008 was $82,155,000 or $0.36 per share-diluted, compared with $54,343,000 or $0.24 per share-diluted, for the comparable period of 2007.

For the fourth quarter of 2008, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), included net pre-tax charges of $79.7 million, or $0.23 per share-diluted. Charges associated with the Global Supply Chain Transformation program announced in February 2007 were $34.0 million, or $0.10 per share-diluted. Additionally, as part of the Company's annual review of intangible assets a non-cash impairment charge of $45.7 million, or $0.13 per share-diluted, was recorded related to trademark values, primarily Mauna Loa. This resulted from an in-depth market structure and portfolio review which led to a re-evaluation of the role and level of investment of the Mauna Loa brand.

For the fourth quarter of 2007, GAAP results include net pre-tax charges of $95.9 million, or $0.30 per share-diluted. The majority of these charges were associated with the Global Supply Chain Transformation program announced in February 2007.

Net income adjusted to exclude these net charges, which is referred to in this release as “net income from operations,” was $133,842,000 or $0.59 per share-diluted in the fourth quarter of 2008, compared with $124,120,000 or $0.54 per share-diluted in the fourth quarter of 2007, an increase of 9.3 percent in earnings per share-diluted.

For the full year 2008, consolidated net sales were $5,132,768,000 compared with $4,946,716,000 in 2007, an increase of 3.8 percent. Reported net income for 2008 was $311,405,000 or $1.36 per share-diluted, compared with $214,154,000, or $0.93 per share-diluted for 2007.

For the full years 2008 and 2007, these results, prepared in accordance with GAAP, include net pre-tax charges of $180.7 million and $412.6 million, or $0.52 and $1.15 per share-diluted, respectively. The 2008 charges of $134.9 million, or $0.39 per share-diluted, are primarily associated with the Global Supply Chain Transformation program and $45.7 million in non-cash impairment charges related to intangible trademark values, primarily Mauna Loa. The majority of the 2007 charges were associated with the Global Supply Chain Transformation program.

Net income from operations, which is adjusted to exclude the net charges for the full years 2008 and 2007, was $430,522,000 or $1.88 per share-diluted in 2008, compared with $481,807,000, or $2.08 per share-diluted in 2007, a decrease of 9.6 percent in earnings per share-diluted.

Cumulative charges to-date for the Global Supply Chain Transformation program were $530.0 million. The forecast for total project charges related to the initial program remains within but at the high end of the $550 million to $575 million range. As discussed last quarter, the forecast amount for non-cash pension settlement charges could increase as a result of impacted employee pension fund withdrawals combined with declines in the financial markets. Non-cash pension settlement costs are required in accordance with applicable accounting standards and are described further in Appendix A. These non-cash charges could increase the forecast by up to $65 million.

During the fourth quarter of 2008, the scope of the Global Supply Chain Transformation program increased modestly to include the closure of two subscale manufacturing facilities of Artisan Confections Company, a wholly owned subsidiary, and consolidation of the associated production into existing U.S. facilities, along with rationalization of other select items. These initiatives, which will be completed in 2009, increase the expected total cost and savings of the Global Supply Chain Transformation program by approximately $25 million and $5 million, respectively. Approximately $15 million of the increased costs are non-cash charges.

Cumulative savings for the Global Supply Chain Transformation program are approximately $81 million and the estimate for total ongoing annual savings by 2010 is $175 million to $195 million.

Fourth Quarter Performance and Outlook

“Hershey’s strong fourth quarter results represent a solid end to the year and further validate our strategy of focusing investment on core brands,” said David J. West, President and Chief Executive Officer. “Net sales increased by 2.6 percent driven primarily by pricing, offset somewhat by the impact of unfavorable foreign currency exchange rates and sales volume declines primarily in the U.S. The results were also dampened by the shift of about 2 percentage points of net sales growth into the third quarter due to the timing of a buy-in related to the August price increase. Core brand strength was attributable to increased advertising and retail effectiveness, with U.S. advertising expense up 26 percent in the fourth quarter. Focused investment behind the Reese’s and Hershey’s brands delivered an 8 percent gain on retail takeaway for these franchises, in the channels that account for over 80 percent of our retail business.

“Fourth quarter profitability was slightly ahead of our expectations. We benefited from net price realization, better-than-expected volume and mix trends compared to our initial estimates associated with the August price increase, and supply chain savings. These gains were substantially offset by higher input costs and greater levels of investment spending in the U.S. and key international markets.

“U.S. retail takeaway in the fourth quarter increased 5.2 percent in channels that account for over 80 percent of our retail business. The gain was identical in channels measured by syndicated data and resulted in a market share gain of 0.5 points in these channels. This performance reflects solid market share gains in both the Halloween and Holiday seasons.   Importantly, trends improved sequentially throughout the year in all channels and we exited 2008 with marketplace momentum.

“In 2008, the commodity and financial markets were volatile. In August, we estimated that our 2009 commodity cost basket would increase by about $225 million. As the year progressed, commodity costs declined somewhat, reducing this projected increase to about $175 million, or roughly $0.50 per share-diluted. This decline is more than offset by a year-over-year increase in 2009 pension expense of approximately $70 million, or about $0.20 per share-diluted, resulting from the significant decline in the fair value of our pension assets. Our primary pension plans continue to be well-funded versus the projected benefit obligations.

“The financial market and credit crisis has not had a material effect on our business operations or liquidity, to date. However, the increase in our cost structure and uncertainties in the financial markets and in the broader economy present challenges as we head into 2009.  Despite these issues, we’ll continue to invest in our core brands in the U.S. and key international markets to build on our momentum. Specifically, advertising is expected to increase $30 million to $35 million, or about $0.08 to $0.10 per share-diluted in 2009. These cost increases will be more than offset by higher net pricing, savings from the Global Supply Chain Transformation program and on-going operating productivity improvement.

“For 2009, we expect net sales growth of 2-3 percent as our pricing actions, as well as core brand sales growth, will be partially offset by lower volumes and the impact of unfavorable foreign currency exchange rates. As we’ve stated since last June, 2009 earnings per share-diluted from operations is expected to increase, however, due to the unprecedented commodity and pension cost increases, higher levels of core brand investment spending and current macroeconomic conditions, we expect growth to be at a rate below our long-term objective of 6-8 percent,” West concluded.

Note: In this release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

In 2007, the Company recorded GAAP charges related to the Global Supply Chain Transformation (GSCT) program announced in February 2007, of $400.0 million, or $1.10 per share-diluted. Additionally, in the fourth quarter of 2007 the Company recorded business realignment and impairment charges of $12.6 million, or $0.05 per share-diluted, related to its business in Brazil.

In 2008, the Company recorded GAAP charges of $130.0 million, or $0.38 per share-diluted, attributable to the GSCT program and $45.7 million, or $0.13 per share-diluted, related to intangible trademark values, primarily Mauna Loa, recorded in the fourth quarter of 2008. Additionally, the Company recorded business realignment and impairment charges of $4.9 million, or $0.01 per share-diluted, related to the business realignment in Brazil.

In 2009, the Company expects to record total GAAP charges of about $45 million to $70 million, or $0.13 to $0.20 per share-diluted, primarily related to the GSCT program, excluding possible pension settlement charges.

The GSCT program is expected to result in total pre-tax charges and non-recurring project implementation costs of $575 million to $600 million, excluding possible pension settlement charges in 2009 and 2010. Total charges include project management and start-up costs of approximately $60 million.

Appendix A

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits (as amended) (“SFAS No. 88”) requires pension settlement charges to be recorded if withdrawals from pension plans in a calendar year exceed a certain level.

Pension settlement charges are non-cash charges for the Company. Such charges accelerate the recognition of pension expenses related to actuarial gains and losses resulting from interest rate changes and differences in actual versus assumed returns on pension assets. The Company normally amortizes actuarial gains and losses over a period of about 14 years.

The Global Supply Chain Transformation program charges recorded in 2007 and 2008 included pension settlement charges of approximately $25 million as employees leaving the Company under the program have withdrawn lump sums from the defined benefit pension plans. These charges are included in the current Global Supply Chain Transformation program estimates of $575 million to $600 million.

In addition to the settlement charges reflected above, incremental SFAS No. 88 pension settlement charges of up to $65 million may be incurred depending on decisions of impacted employees to withdraw funds during 2009 and 2010. The amount of the potential charges has increased significantly because of recent declines in financial markets.

The likely range of possible additional charges for 2009 is zero to $50 million. There would be no charge if withdrawals by hourly employees are below the SFAS No. 88 settlement threshold level and approximately $50 million based on current market conditions if they are above the threshold level.

Safe Harbor Statement

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; changes in raw material and other costs and selling price increases; the impact of future developments related to the product recall and temporary plant closure in Canada in the fourth quarter of 2006, including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors, changes in consumer preferences and behavior, and the impact of political, economic and financial market conditions on our customers, suppliers, consumers and lenders; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2007. All information in this press release is as of January 27, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Live Webcast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be webcast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

# # #

FINANCIAL CONTACT:	Mark Pogharian	717-534-7556
MEDIA CONTACT:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended December 31, 2008 and December 31, 2007
(in thousands except per share amounts)

	Fourth Quarter		Twelve Months

	2008	2007	2008	2007

Net Sales	$1,377,380	$1,342,222	$5,132,768	$4,946,716

Costs and Expenses:
Cost of Sales	879,854	924,745	3,375,050	3,315,147
Selling, Marketing and Administrative	284,057	232,762	1,073,019	895,874
Business Realignment and Impairment Charges, net	60,053	57,552	94,801	276,868

Total Costs and Expenses	1,223,964	1,215,059	4,542,870	4,487,889

Income Before Interest and Income Taxes (EBIT)	153,416	127,163	589,898	458,827
Interest Expense, net	24,965	28,062	97,876	118,585

Income Before Income Taxes	128,451	99,101	492,022	340,242
Provision for Income Taxes	46,296	44,758	180,617	126,088

Net Income	$82,155	$54,343	$311,405	$214,154

Net Income Per Share - Basic - Common	$0.37	$0.24	$1.41	$0.96
- Basic - Class B	$0.33	$0.22	$1.27	$0.87
- Diluted - Common	$0.36	$0.24	$1.36	$0.93

Shares Outstanding - Basic - Common	166,734	166,873	166,709	168,050
- Basic - Class B	60,713	60,808	60,777	60,813
- Diluted - Common	228,504	229,722	228,697	231,449

Key Margins:
Gross Margin	36.1%	31.1%	34.2%	33.0%
EBIT Margin	11.1%	9.5%	11.5%	9.3%
Net Margin	6.0%	4.0%	6.1%	4.3%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended December 31, 2008 and December 31, 2007
(in thousands except per share amounts)

	Fourth Quarter				Twelve Months

	2008		2007		2008		2007

Net Sales	$1,377,380		$1,342,222		$5,132,768		$4,946,716

Costs and Expenses:
Cost of Sales	862,233	(a)	890,273	(d)	3,297,283	(a)	3,192,057	(d)
Selling, Marketing and Administrative	282,020	(b)	228,867	(e)	1,064,917	(b)	883,251	(e)
Business Realignment and Impairment Charges, net	---	(c)	---	(f)	---	(c)	---	(f)

Total Costs and Expenses	1,144,253		1,119,140		4,362,200		4,075,308

Income Before Interest and Income Taxes (EBIT)	233,127		223,082		770,568		871,408
Interest Expense, net	24,965		28,062		97,876		118,585

Income Before Income Taxes	208,162		195,020		672,692		752,823
Provision for Income Taxes	74,320		70,900		242,170		271,016

Adjusted Net Income	$133,842		$124,120		$430,522		$481,807

Adjusted Net Income Per Share - Basic - Common	$0.60		$0.56		$1.94		$2.16
- Basic - Class B	$0.54		$0.50		$1.75		$1.95
- Diluted - Common	$0.59		$0.54		$1.88		$2.08

Shares Outstanding - Basic - Common	166,734		166,873		166,709		168,050
- Basic - Class B	60,713		60,808		60,777		60,813
- Diluted - Common	228,504		229,722		228,697		231,449

Key Margins:
Adjusted Gross Margin	37.4%		33.7%		35.8%		35.5%
Adjusted EBIT Margin	16.9%		16.6%		15.0%		17.6%
Adjusted Net Margin	9.7%		9.2%		8.4%		9.7%

(a) Excludes business realignment and impairment charges of $17.6 million pre-tax or $12.1 million after-tax for the fourth quarter and $77.8 million pre-tax or $53.4 million after-tax for the twelve months.
(b) Excludes business realignment and impairment charges of $2.0 million pre-tax or $1.3 million after-tax for the fourth quarter and $8.1 million pre-tax or $4.9 million after-tax for the twelve months.
(c) Excludes business realignment and impairment charges of $60.1 million pre-tax or $38.3 million after-tax for the fourth quarter and $94.8 million pre-tax or $60.8 million after-tax for the twelve months.
(d) Excludes business realignment and impairment charges of $34.5 million pre-tax or $24.3 million after-tax for the fourth quarter and $123.1 million pre-tax or $80.9 million after-tax for the twelve months.
(e) Excludes business realignment and impairment charges of $3.9 million pre-tax or $2.5 million after-tax for the fourth quarter and $12.6 million pre-tax or $7.8 million after-tax for the twelve months.
(f) Excludes business realignment and impairment charges of $57.6 million pre-tax or $43.0 million after-tax for the fourth quarter and $276.9 million pre-tax or $178.9 million after-tax for the twelve months.

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2008 and December 31, 2007
(in thousands of dollars)

Assets	2008	2007

Cash and Cash Equivalents	$37,103	$129,198
Accounts Receivable - Trade (Net)	455,153	487,285
Deferred Income Taxes	70,903	83,668
Inventories	592,530	600,185
Prepaid Expenses and Other	189,256	126,238

Total Current Assets	1,344,945	1,426,574

Net Plant and Property	1,458,949	1,539,715
Goodwill	554,677	584,713
Other Intangibles	110,772	155,862
Deferred Income Taxes	13,815	—
Other Assets	151,561	540,249

Total Assets	$3,634,719	$4,247,113

Liabilities, Minority Interest and Stockholders' Equity

Loans Payable	$501,504	$856,392
Accounts Payable	249,454	223,019
Accrued Liabilities	504,065	538,986
Taxes Payable	15,189	373

Total Current Liabilities	1,270,212	1,618,770

Long-Term Debt	1,505,954	1,279,965
Other Long-Term Liabilities	504,963	544,016
Deferred Income Taxes	3,646	180,842

Total Liabilities	3,284,775	3,623,593

Minority Interest	31,745	30,598

Total Stockholders' Equity	318,199	592,922

Total Liabilities, Minority Interest and Stockholders' Equity	$3,634,719	$4,247,113